INVENTORY TRANSFER AGREEMENT

THIS AGREEMENT is between Telesis Technology Corporation, a Florida corporation (the company”), whose corporate address is 1611 12th Street East, Unit A, Palmetto, Florida 34221 and Hasit Vibhakar (“individual”), a Florida resident with an address at 6291 Rock Creek Circle, Ellenton, Florida 34222.

WHEREAS, the Company seeks to have the inventory owned by the individual be transferred to Telesis Technology Corporation with free and clear title to the product for consideration of six million restricted shares of Telesis Technology Corporation Common Stock. The inventory is valued at an average market cost of at least $ 463,561.44 dollars and is deliverable to the company upon signed execution of this agreement.

THEREFORE, both the company and the individual agree that the above terms and conditions apply to this transaction. This is a Non Cancelable and non-returnable agreement for the transfer of inventory.

AGREED, this 4th day of January, 2005.

Dated: Tuesday, January 04, 2005

         /S/: Hasit Vibhakar
 Hasit Vibhakar, for the Company

_____/S/: Hasit Vibhakar___________________________

  Hasit Vibhakar, an Individual